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                                                                    EXHIBIT 10.1
                                Masco Letterhead
Date

Name
<Address1>
<Address2>
<Address3>

RE: Enhancement of Current Stock Plan   - Accelerated Vesting of Certain
Restricted Stock Awards

Dear <Salutation>:

On behalf of the Company, we are pleased to inform you that the Organization and Compensation Committee of the Board of Directors approved the acceleration of vesting on certain restricted stock awards for plan participants. This does not change the total number of shares you may receive or other plan provisions as stated in your Award Agreement, only the timing of when you may receive shares that continue to vest under the plan.

Effective January 1, 2005, in the calendar year in which a participant attains age 66, the vesting of all awards with more than five annual installments remaining to vest will be accelerated. This acceleration will result in shares that would otherwise vest beyond the next five annual installments to vest evenly in whole shares on the next five original vesting dates. Awards with five or fewer years left to vest are unaffected by this change.

For example, let's assume a participant received an award for 100 shares in February 2004. Originally, 10 shares were scheduled to vest each year for ten years beginning in January 2005. Instead, under the change approved by the Committee, 20 shares will now be scheduled to vest each year for the next five years beginning in January 2005 if the participant attains age 66 in 2005.

Future stock awards granted to employee participants will generally reflect this change.

If you have any questions, please call Carolyn Schonscheck in Masco's Stock Plan Services at (313)-792-6376.

Very truly yours,

----------------------                            ------------------------
Richard A. Manoogian                              Alan H. Barry
Chairman of the Board and                         President and
 Chief Executive Officer                            Chief Operating Officer